Exhibit 99.1

CONTACT:          Debra Nalchajian-Cohen

                                Cohen Communications

                                (559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

COMPLETES ACQUISTION OF BANK OF MADERA COUNTY!

CLOVIS, CALIFORNIA…December 31, 2004… Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), announced today the completion of its first acquisition, Bank of Madera County, effective after close of business, December 31, 2004.   Bank of Madera County shareholders approved the cash-stock combination transaction valued at approximately $12,400,000 at a meeting held on December 20, 2004, which followed the receipt of all required regulatory approvals.

Central Valley Community Bancorp reported assets at September 30, 2004 in excess of $357 million with Bank of Madera County reporting $63 million in assets at the end of the same period.  Central Valley Community Bank projects that the Bank of Madera County acquisition will be profitable within the first year of combined operations.  The Central Valley Community Bancorp and Central Valley Community Bank directors and management team, led by Daniel J. Doyle, president and CEO, will continue to lead the combined team of professional bankers.

Bank of Madera County was established in 1999 as a community bank headquartered in Oakhurst, California.  Its principal focus has been to serve the community banking needs of local businesses and residents in the Madera County region.  Both Central Valley Community Bank and Bank of Madera County are well-known for their excellent customer service and community support, which will not change as a result of the merger.

“It is expected that this acquisition will strategically enhance the Bank’s future performance with the addition of outstanding new employees, excellent customer relationships established by Bank of Madera County and strengthened branch presence along the Highway 99 corridor and the foothills.   This positive partnership will provide customers with more convenient locations in the Central Valley, a wider array of products and services to support their business and personal banking needs and expanded advancement opportunities for employees,” stated Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

“As of the July 2004 announcement of the acquisition, a detailed integration plan was initiated in which all key milestones have been achieved to date, therefore a smooth transition is expected for customers and the community alike.  A main ingredient in the integration plan was to ensure that Oakhurst and Madera customers continue to find the same friendly and experienced local bankers they have become accustomed to over the years,” Doyle said.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento and will add the new Bank of Madera County offices in Oakhurst and Madera, for a total of nine branches. A tenth office is currently under construction and is scheduled to open in Downtown Fresno in June 2005.  Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

Forward Looking Statement:  This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Central Valley Community Bancorp and Bank of Madera County intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the companies’ expectations regarding future events and developments, including Central Valley Community Bancorp’s projections regarding future profitability.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in Central Valley Community Bancorp’s publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.